EXHIBIT 4.b.4


                        INVESTMENT SUB ADVISORY AGREEMENT
                                     BETWEEN
                        RETIREMENT SYSTEM INVESTORS INC.
                                       AND
                           RCM CAPITAL MANAGEMENT LLC








                  THIS AGREEMENT effective as of October 1, 2004 is entered into between Retirement System Investors Inc., a Delaware Corporation (the "Adviser"), and RCM Capital Management LLC (the "Manager").


                              W I T N E S S E T H:
                              - - - - - - - - - -


                  WHEREAS, RSI Retirement Trust (the "Trust"), a trust organized and existing pursuant an Agreement and Declaration of Trust, made as of October 22, 1940, as amended from time to time ("Agreement and Declaration of Trust"), which provides benefits for the employees (and their beneficiaries) of savings institutions, related organizations, other corporate entities which have established plans of participation and individual retirement accounts ("Unitholders") in the Trust; and

                  WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Trustees of the Trust ("Trustees") are vested with authority for the management and control of the assets of the Trust in accordance with the provisions of the Agreement and Declaration of Trust and in furtherance of such authority are vested with the power to designate an investment manager or managers (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to manage (including the power to acquire and dispose of) the assets of any of the Investment Funds (as defined in the Agreement and Declaration of Trust) of the Trust; and

                  WHEREAS, the Trust and the Adviser have entered into an Investment Management Agreement dated June 4, 2004, pursuant to which the Adviser may designate Sub-Advisers to perform certain investment advisory functions under the supervision of the Adviser and the Trustees; and


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                  WHEREAS, the Trust and the Manager have previously entered into an Investment management Agreement dated as of September 15, 2003, under which the Manager manages a portion of the assets of the Trust, serving as a sub-adviser to the Adviser; and

                  WHEREAS, the Adviser wishes to appoint the Manager to continue to manage a portion of the assets of the Trust, to act in such a capacity in the manner set forth in this Agreement, and the Manager is willing to act in such capacity in accordance with the provisions of this Agreement;

                  NOW, THEREFORE, the Trust hereby agrees with the Manager as follows

1.       Appointment of the Manager

                  A. The Adviser hereby designates, appoints, engages and retains the Manager as investment manager of the assets comprising the Investment Fund of the Trust referred to on Schedule A hereto ("Investment Fund"). The portion thereof to be managed by the Manager ("Account") shall be designated by the Adviser.

                  B. The Adviser represents and warrants that it has the authority to enter into this Investment Management Agreement with the Manager pursuant to a vote of Trust unitholders, cast at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party and the provisions of Rule 15a-4 under the Act.

                  C. The Manager hereby accepts appointment to manage the assets of the Account. The Manager hereby represents and warrants that it is a qualified investment manager, as defined in Section 3(38) of ERISA, without regard to subpart (c) of said Section. The Manager agrees that although it may not be subject to the provisions of Title I of ERISA in carrying out its duties and responsibilities under this Agreement, it shall act in accordance with the requirements of Part 4 of ERISA as applicable to fiduciaries as defined under ERISA. Notwithstanding anything contained herein to the contrary, references to ERISA in this Agreement shall be deemed to contemplate all judicial or administrative interpretations and all statutory and administrative exemptions which would be applicable in the circumstances and to the parties in question were this Agreement subject to ERISA.

                  D. The term of this Agreement shall commence on the effective date hereof and shall continue thereafter for a period of one year from the date hereof and thereafter from year to year provided that such continuance is approved annually in the manner required by the Act.

                  E. The Manager and Adviser understand that the Investment Fund is being managed in a "manager-of-managers" style, and understand and agree that, pursuant to that management style, the Adviser will, among other things:
(1) continually evaluate the performance of the Manager and any other subadvisers to the Investment Fund through quantitative and qualitative analysis and consultations with the Manager and other subadvisers, if any, (2) periodically make recommendations to the Trustees as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (3) periodically report to the Trustees


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regarding the results of its evaluation and monitoring functions. The Manager acknowledges that its services may be modified or terminated pursuant to this process.

                  2. Assets of the Account

                  The Adviser shall certify or cause to be certified to the Manager the assets comprising the Account as of the commencement of the term of this Agreement. The Adviser may add to the Account assets acceptable to the Manager or withdraw assets from the Account at any time or from time to time by notification to the Manager. The Account shall consist of the assets certified to the Manager as aforesaid, or any assets into which the same may be converted from time to time, together with any income therefrom or any other increment thereon and assets added as aforesaid, less assets withdrawn as aforesaid. Nothing contained in this Agreement shall be deemed to authorize the Manager to act as the Account's custodian, or take or receive physical possession of any assets comprising the Account.


                  3. Investment Powers

                  A. Subject to the provisions of paragraph B. of this Section 3, the Manager shall have exclusive authority and discretion, subject to and consistent with the investment objectives and policies of the Investment Fund as set forth in the current Prospectus of the Trust delivered to the Manager ("Prospectus") and as specified in writing from time to time by the Trustees or the Adviser and accepted by the Manager, to manage (including the power to acquire and dispose of) the assets of the Account, and, without limiting the generality of the foregoing, to direct the Trustees in the exercise of the powers relating to the Account which are specified in the Agreement and Declaration of Trust as subject to such direction.

                  B. Notwithstanding the provisions of paragraph A. of this
Section 3, it is understood and agreed that an investment manager other than the Manager may lend securities from the Account and may invest assets of the Account on a temporary basis pending permanent investment or distribution, and, to the extent not inconsistent with ERISA, the Manager shall have no liability or responsibility with respect to the exercise of such authority by such other investment manager; provided, however, that the Manager shall coordinate the exercise of its authority hereunder which may be affected by the exercise of such authority by the other investment manager in such manner appropriate to the exercise of its authority as shall be agreed upon by the Manager and such other investment manager. The Adviser will advise the Manager of any arrangement with respect to any proposed lending of securities from the Account.

                  C. The Manager shall consult with the Adviser or Trustees at such times as the Adviser or Trustees shall reasonably request with respect to the overall investment policy of the Account, and with the instructions and directions of the Adviser and of the Trustees, co-operate with the Adviser's (or its designee's) personnel responsible for monitoring the Investment Fund's compliance with and will conform to and comply with, the requirements of the Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations including, among other things, the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the "Commission").


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                  4. Standard of Care

                  A. The Manager shall invest the assets of the Account in the manner provided herein and shall have no duty or responsibility with respect to the diversification of the assets of the Trust, except with respect to the diversification of the assets of the Account as contemplated by the Prospectus.

                  B. Except as provided in ERISA, the Manager will be under no liability or obligation to anyone with respect to any failure on the part of the Trust or any other investment manager to perform any of their obligations under any agreement affecting the Account or under the terms of this Agreement or for any error or omission whatsoever on the part of the Trust, the Adviser, or any other investment manager.

                  C. The Manager shall not be liable for the making, retention or sale of any investment or reinvestment made by it as herein provided, nor for any loss to or diminution of the value of the property of the Account; provided, however, that the Manager has acted in the premises with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims and in accordance with such other requirements of ERISA as applicable generally to fiduciaries under ERISA; provided, further, however, that nothing in this Agreement shall protect the Manager against any liability to the Adviser, the Trust or Unitholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. Nothing herein shall be construed to waive any liability that the Manager has under federal or state securities laws or any other applicable laws which cannot be waived.

                  D. The Manager may not consult with any other manager or sub-adviser of the Investment Fund, including any other manager or sub-adviser that is a principal underwriter or an affiliated person of a principal underwriter, concerning transactions of the Investment Fund in securities or other assets. Notwithstanding the terms of this paragraph 4.D., the Manager may consult at all times with the Adviser engaged by the Trust.


                  5. General Provisions

                  A. Compensation for the services of the Manager will be as set forth in Schedule A hereto.

                  B. With respect to securities in the Account, the Manager shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as the Manager shall deem appropriate to carry out the policy with respect to brokerage as set forth in the Prospectus or as the Manager may direct from time to time. In providing the Account with investment supervision, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. The Manager shall have discretion to effect investment transactions for the Investment Fund through broker-dealers (including, to the


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extent legally permissible, broker-dealers affiliated with the Manager)
qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Exchange Act of 1934, as amended (the "Exchange Act"). The Manager shall not be responsible for any acts or omissions by any such broker or brokers, or any third party not owned by the Manager, provided that the Manager is not negligent in the selection of such broker or brokers, or third parties. The Manager is hereby authorized to combine orders on behalf of the Account with orders on behalf of other clients of the Manager. It is understood that it is desirable for the Trust that the Manager have access to supplemental research and security and economic analysis and statistical services and information with respect to the availability of securities or purchasers or sellers of securities provided by brokers and of use to the Trust although such access may require the allocation of brokerage business to brokers who execute transactions at a higher cost to the Trust than other brokers who provide only execution of portfolio transactions. Therefore, the Manager is authorized to place orders for the purchase and sale of securities with such brokers, subject to review by the Trust from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients.

                  C. This Agreement shall automatically terminate in the event of its "assignment" (as that term is defined in the Act) or upon termination of the Investment Management Agreement between the Trust and the Adviser. The Manager agrees that it will promptly notify the Trust and the Adviser of the occurrence or anticipated occurrence of any event that would result in the assignment of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the Act) of the Manager; provided that the Manager need not provide notice of such an anticipated event before the anticipated event is a matter of public record.

                  D. This Agreement may be terminated, without the payment of any penalty, by either party hereto on not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; any such termination on behalf of the Trust to be pursuant to a vote of the Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Investment Fund.

                  E. The Manager shall maintain all books and records with respect to the Investment Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Act, and shall furnish to the Investment Fund's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Manager shall make reasonably available its employees and officers for consultation with the Trustees or officers or employees of the Adviser with respect to any matter discussed herein, including, without limitation, the valuation of the Investment Fund's securities.

                  F. The Manager or an affiliate shall provide the Investment Fund's custodian on each business day with information relating to all transactions concerning the portion of the Investment Fund's assets it manages, and shall provide the Adviser with such information upon request of the Adviser.

                  G. The Manager shall keep the Investment Fund's books and records required to be maintained by the Manager pursuant to this Agreement and shall timely furnish to the Adviser all information relating to the Manager's services hereunder needed by the Adviser to


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keep the other books and records of the Investment Fund required by Rule 31a-1 under the Act or any successor regulation. The Manager agrees that all records which it maintains for the Investment Fund are the property of the Investment Fund, and the Manager will surrender promptly to the Investment Fund any of such records upon the Investment Fund's request; provided, however, that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the Act or any successor regulation any such records as are required to be maintained by it pursuant to this Agreement.

                  H. The Manager may rely on the authenticity, truth and accuracy of, and will be fully protected in acting upon:

                  (a) Any notice, direction, certification, approval or other writing of the Adviser, if evidenced by an instrument signed by the President, a Vice President, the Treasurer or the Assistant Treasurer of the Adviser;

                  (b) Any copy of a resolution of the Trustees, if certified by the Secretary of the Trust;

                  (c) Any notification or information provided by the custodian of the assets in the Account, if evidenced by an instrument signed by an officer of the custodian; or

                  (d) Any oral notice or instruction reasonably believed to be genuine and to be given by the Adviser or the Trustees or its authorized delegate or by the custodian or any other investment manager.

                  I. The Manager may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, statement or certificate delivered to the Manager by the Adviser or Trustees with respect to any matter concerning the Trust and the operation and administration of the Account. The Manager is expressly authorized to consult with the Adviser with respect to any matters arising in the administration of the Account and to act on the advice of the Adviser, provided nothing herein shall limit the full responsibility of the Manager for the management of the assets of the Account as provided herein.

                  J. Communications from the Manager to the Trust shall be addressed to:

                          Retirement System Investors Inc.
                          150 East 42nd Street - 27th Floor
                          New York, New York 10017-5633
                          Attn.: Stephen P. Pollak
                                 Executive Vice President, Counsel and Secretary


Communications to the Manager from the Adviser shall be addressed to the address set forth in Schedule A hereto. In the event of a change of address, communications shall be addressed to such new address as designated in a written notice from the Adviser, Trustees or the Manager, as


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the case may be. All communications addressed in the above manner and by ordinary mail, overnight courier, registered mail or delivered by hand shall be sufficient under this Agreement.

                  K. Unless the Adviser instructs the Manager otherwise in writing, the Manager will vote proxies for securities held in the Account in accordance with the Manager's written policies for proxy voting. The Adviser agrees to instruct the custodian to forward to the Manager copies of all proxies and shareholder communications relating to securities held in the Account. The Adviser agrees that the Manager will not be liable for failing to vote any proxies where it has not received such proxies or related shareholder communications on a timely basis. The Manager will not be responsible for taking any action or rendering any advice with respect to any legal proceedings or bankruptcies involving the issuers of securities held in the Account.

                  L. In connection with its duties under this Agreement, the Manager agrees to maintain adequate compliance procedures to ensure its compliance with the Act, the Investment Advisers Act of 1940, and other applicable federal and state laws and regulations.

                  M. The Adviser acknowledges (i) receipt of the written disclosure statement required by Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours before execution of this Agreement; (ii) that services provided hereunder by Manager shall not be deemed exclusive and that Manager shall be free to render similar services to others; and (iii) that Manager may give advice and take action in the performance of duties to others which may differ from the advice given, or the timing and nature of the action taken, with respect to the Trust's Account.

                  N. All agreements hereunder will be governed by the laws of the State of New York, without reference to such State's conflict of law rules.

                  O. No term or provision of this Agreement may be amended, modified or waived without the affirmative vote or action by the written agreement of the Trust and the written agreement of the Adviser and the Manager and in accordance with the Act.

                  P. All information and advice furnished by either party to the other shall be treated as confidential and shall not be disclosed to third parties unless requested by a regulatory agency or otherwise as required by law. However, the Manager is authorized to include the name of the Adviser and/or Trust on a list that may be used in connection with the Manager's marketing practices.


                   [Balance of Page Intentionally Left Blank]


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                  IN WITNESS WHEREOF, the Adviser and the Manager have executed this Agreement, effective as of the date of this Agreement first set forth above.



                                      RCM CAPITAL MANAGEMENT LLC

                                      By:
                                         ---------------------------------------

                                      Title:
                                            ------------------------------------

                                      RETIREMENT SYSTEM INVESTORS INC.

                                      By:
                                         ---------------------------------------

                                      Title: Executive Vice President, Counsel
                                             and Secretary


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                                   SCHEDULE A


                        RETIREMENT SYSTEM INVESTORS INC.
                        INVESTMENT SUB-ADVISORY AGREEMENT


Name of Manager:     RCM CAPITAL MANAGEMENT LLC

Address:             Four Embarcadero Center, Suite 3000
                     San Francisco, CA  94111-4189

Attention:           Mr. Steven Wong


Investment Fund:     Core Equity Fund

Compensation Terms:

Terms used herein shall have the meaning used in the Investment Management Agreement between the Adviser and the Manager ("Agreement"). The Adviser agrees to pay to the Manager, as full compensation and reimbursement for the services to be rendered pursuant to the Agreement and any expenses incurred in connection therewith, a fee at the end of each fiscal quarter of the Trust, computed by applying the following rate to the Account:

               Effective October 1, 2004, 0.40% of the first $100 million of assets, 0.25% of the next $300 million of assets, 0.20% of the next $600 million of assets and 0.15% of assets over $1 billion.

Billing is done for each quarter on the basis of services performed during that particular quarter. The quarterly fee is calculated on the basis of the average of the asset value as of the last day of each month of each calendar quarter, equal to one-fourth of the annual rate.

If the Agreement commences on a date other than on the beginning of any such quarterly period, or terminates on a date other than the end of any such quarterly period, the fee payable hereunder shall be proportionately reduced according to the number of days during such period services were rendered by the Manager.


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IN WITNESS WHEREOF, the parties to the Agreement, effective as of October 1,
2004, have executed this Schedule A, effective as of the same dates.

                                      RCM CAPITAL MANAGEMENT LLC

                                      By:
                                         ---------------------------------------

                                      Title:
                                            ------------------------------------

                                      RETIREMENT SYSTEM INVESTORS INC.

                                      By:
                                         ---------------------------------------

                                      Title: Executive Vice President, Counsel
                                             and Secretary


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